Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LSB Bancshares, Inc.
We consent to the incorporation by reference of our reports dated March 14, 2007, with respect to the consolidated financial statements of LSB Bancshares, Inc. and subsidiaries, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, included in LSB Bancshares, Inc. 2006 Annual Report on Form 10-K and to the reference to our firm under the heading “Experts” in this Registration Statement and related Prospectus of LSB Bancshares, Inc.
/s/ Turlington and Company, L.L.P.
Lexington, North Carolina
April 26, 2007